                                                                     Exhibit 5.1
                          GOODWIN, PROCTER & HOAR LLP

                              COUNSELLORS AT LAW
                                EXCHANGE PLACE
                       BOSTON, MASSACHUSETTS 02109-2881


                                 July 21, 1999



Voyager.net, Inc.
4660 S. Hagadorn Road, Suite 320
East Lansing, MI 48823


Ladies and Gentlemen:

     This opinion is being furnished in connection with the filing by Voyager.net, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to 1,293,750 shares of common stock, par value $.0001 per share ("Common Stock"), of the Company (the "Shares"). The Shares include 168,750 shares of Common Stock which may be issued solely to cover over-allotments, if any. All of the Shares are to be sold by the Company and the Selling Stockholders (as defined in the Underwriting Agreement) to the several underwriters (the "Underwriters") of which Donaldson, Lufkin & Jenrette Securities Corporation, First Union Capital Markets Corp., CIBC World Markets Corp. and DLJdirect, Inc. are the representatives (the "Representatives") pursuant to an Underwriting Agreement (the "Underwriting Agreement") entered into between the Company and the Representatives of the Underwriters.

       In connection with rendering this opinion, we have examined the forms of the proposed Underwriting Agreement; the Certificate of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

       We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts and the Delaware General Corporation Law.

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Company to the Underwriters as described in the Registration Statement have been duly authorized under the Delaware General Corporation Law (the "DGCL") and, upon delivery of such Shares and payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable under the DGCL.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                    Very truly yours,



                                    /s/ Goodwin, Procter & Hoar  LLP
                                    GOODWIN, PROCTER & HOAR  LLP